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                                                                 Exhibit 23.11


                             CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of divine, inc. of our report dated March 10, 1999 relating to the financial statements of FutureTense, Inc., which appears in such Registration Statement. The financial statements of FutureTense, Inc. are not included in divine, inc.'s Registration Statement on Form S-4 and we have not audited any financial statements of FutureTense, Inc. subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 10, 2001